VALERO ENERGY CORPORATION                              Gregory C. King
                                                      Vice President &
                                                       General Counsel


                              June 11, 1998


Board of Directors
Valero Energy Corporation
7990 I.H. 10 West
San Antonio, Texas  78230

Ladies and Gentlemen:

     I am the Vice President and General Counsel of Valero Energy Corporation, a Delaware corporation ("Valero") and have acted as counsel for Valero in connection with the filing by Valero of a shelf registration statement on Form S-3 (the "Registration Statement") registering up to $600,000,000 aggregate initial offering price of (i) one or more series of debentures, notes or other unsecured evidences of indebtedness ("Debt Securities"), (ii) shares of common stock, $.01 par value per share, of Valero (the "Common Stock"), (iii) shares of preferred stock, $.01 par value per share, of Valero (the "Preferred Stock"), and (iv) shares of Preferred Stock represented by depositary shares (the "Depositary Shares" and, together with the Debt Securities, Common Stock and the Preferred Stock, the "Securities") to be issued to the public from time to time.

     In furnishing this opinion, I or members of my staff have examined and relied without investigation as to matters of fact upon, copies of the Registration Statement, the Restated Certificate of Incorporation and By-Laws of Valero, as amended to date, the minutes of the meeting of the board of directors of Valero authorizing the issuance of the Securities, certificates of public officials, certificates and statements of officers of the Company, and such other corporate records, documents, certificates and instruments as I have deemed necessary or appropriate to form a basis for the opinions expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies. I have also assumed the due authorization, execution and delivery of all documents.

     Based upon and subject to the foregoing, and having due regard for such legal considerations as I have determined relevant, I am of the opinion that:

               1. Valero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               2. The Common Stock has been duly authorized by all necessary corporate action of Valero and when (a) the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act") and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the shares of Common Stock have been issued, delivered, and paid for, such shares of Common Stock will be legally issued, fully paid, and nonassesable.

               3. The Preferred Stock has been duly authorized by all necessary corporate action of Valero and when (a) the applicable provisions of the Securities Act and such state "blue sky" or securities laws as may be applicable have been complied with, (b) Valero's board of directors has adopted and Valero has duly filed with the Secretary of State of Delaware a Certificate of Designations establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock prior to issuance thereof and (c) the shares of Preferred Stock have been issued, delivered, and paid for, such shares of Preferred Stock will be legally issued, fully paid and nonassessable.

               4. The Depositary Shares have been duly authorized by all necessary corporate action of Valero and when (a) the applicable provisions of the Securities Act and such state "blue sky" or securities laws as may be applicable have been complied with, (b) Valero's board of directors has adopted and Valero has duly filed with the Secretary of State of Delaware a Certificate of Designations establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock underlying the Depositary Shares and the fractional share of Preferred Stock represented by each Depositary Share prior to issuance thereof, (c) the shares of Preferred Stock represented by the Depositary Shares have been deposited under an enforceable deposit agreement and (d) the Depositary Shares have been issued, delivered, and paid for, such Depositary Shares will be legally issued, fully paid, and nonassessable.

               5. The Debt Securities have been duly authorized by all necessary corporate action of Valero and when (a) the applicable provisions of the Securities Act and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Debt Securities have been issued and delivered for value as contemplated in the Registration Statement, such Debt Securities will be legally issued and will be the binding obligation of Valero, except to the extent limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     To the extent that the obligations of Valero as obligor under an indenture may be dependent upon such matters, I have assumed for purposes of this opinion (i) that the applicable trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the indenture, (ii) that such indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of such trustee, enforceable in accordance with its terms,
(iii) that such trustee is in compliance, generally and with respect to acting as a trustee under the indenture, with all applicable laws and regulations and (iv) that such trustee has the requisite organizational and legal power and authority to perform its obligations under the indenture.

     The opinions expressed herein are limited exclusively to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     This opinion may not be quoted in whole or in part, disclosed, made available to or relied upon by any other person, firm or entity without my express prior written consent.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the reference to myself under the caption "Legal Opinions" in the Prospectus as originally filed or as the same be subsequently amended or supplemented.

                              Very truly yours,

                              /s/ Gregory C. King

                              Gregory C. King